Registration No.333-_____
                                                  Filed December 4, 2001

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                              ________________

                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                              _________________

                                 MCSi, Inc.
   ----------------------------------------------------------------------
  (Exact Name of Registrant as specified in its Articles of Incorporation)

       Maryland                                       31-1001529
--------------------------                ---------------------------------
(State  of  incorporation)                (IRS Employer Identification No.)

                        4750 Hempstead Station Drive
                              Dayton, Ohio 45429
       ------------------------------------------------------------
       (Address of principal executive offices, including zip code)

 Options to purchase MCSI common stock issued pursuant to an Agreement and Plan of Reorganization, dated as of October 4, 2001, between MCSi and Zengine,
 Inc., upon exchange of outstanding options to purchase Zengine common stock issued under the Zengine Amended and Restated 1999 Stock Option Plan
------------------------------------------------------------------------------
                          (Full Title of the Plan)

Michael E. Peppel                         Copies to:
President and Chief Executive Officer     Jeffrey A. Koeppel
MCSi, Inc                                 Kenneth B. Tabach
4750 Hempstead Station Drive              Elias, Matz, Tiernan & Herrick L.L.P.
Dayton, Ohio 45429                        734 15th Street, N.W.
(937) 291-8282                            Washington, D.C. 20005
------------------------------------      (202) 347-0300
(Name, address, and telephone number
 of agent for service)


                          Exhibit Index on page 6



                     CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
 Title of                      Proposed          Proposed
Securities                      Maximum           Maximum         Amount of
   to be      Amount to be   Offering Price      Aggregate       Registration
Registered   Registered (1)    Per Share       Offering Price        Fee
------------------------------------------------------------------------------
Common
Stock, no
par value        155,986(2)      $ 37.45(3)     $ 5,841,676(3)     $ 1,396.16

_____________
(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares of common stock, no par value ("Common Stock") of MCSi, Inc. ("MCSi" or the "Company"), registered hereby as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock.

(2) Represents the number of shares of Common Stock reserved for issuance as a result of the conversion of options to purchase common stock of Zengine, Inc. ("Zengine"), into options to purchase Common Stock of MCSi pursuant to an Agreement and Plan of Reorganization, dated as of October 4, 2001, between MCSi and Zengine (the "Agreement").

(3) Estimated solely for the purpose of calculating the registration fee, which has been calculated pursuant to Rule
457(h) promulgated under the Securities Act.  The Proposed
Maximum Offering Price Per Share is equal to the weighted average exercise price for the options, as converted, to purchase shares of Common Stock.

                   __________________________

     This Registration Statement shall become effective automatically upon the date of filing in accordance with Section
8(a) of the Securities Act and 17 C.F.R. Section 230.462.

                             PART I

Item 1. Employee Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

                   __________________________

* The documents containing the information specified in this Part
I of Form S-8 will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed or to be filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 000-21561);

     (b)  All reports filed by the Company pursuant to Section
13(a) or 15(d) of the Securities Exchange Act of 1934, as amended
("Exchange Act"), since the end of the fiscal year covered by the Form 10-K referred to in clause (a) above.

     (c) The description of the common stock of the Company contained in the Company's Registration Statement on Form S-4 filed with the Commission on October 17, 2001, as amended (File
No. 333-71710).

     (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not applicable since the Company's Common Stock is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     The Maryland General Corporation Law ("MGCL") authorizes Maryland corporations to limit the liability of directors and officers to the corporation and its stockholders for money damages except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit actually received; (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or
(iii) in respect of certain other actions not applicable to the Company. The Registrant's Articles of Incorporation limit the liability of directors and officers to the fullest extent permitted by the MGCL.

     The MGCL also authorizes Maryland corporations to indemnify present and past directors and officers of the corporation or of another corporation for which they serve at the request of the corporation against judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in respect of which the director or officer is adjudged to be liable to the corporation) in which they are made parties by reason of being or having been directors or officers, unless it is proved that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The MGCL also provides that, unless limited by the corporation's Articles of Incorporation, a corporation shall indemnify present and past directors and officers of the corporation who are successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against reasonable expenses (including attorneys' fees) incurred in connection with the proceeding. The Registrant's Articles of Incorporation do not limit the extent of this indemnity.

     The Bylaws of the Registrant permit indemnification of directors and officers to the fullest extent permitted by the MGCL, and the Registrant's directors and officers are covered by certain insurance policies maintained by the Registrant.

Item 7.  Exemption from Registration Claimed.

     Not applicable, since no restricted securities will be reoffered or resold pursuant to this Registration Statement.

Item 8. Exhibits

     The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

     No.  Exhibit
     ---  -------

     4    Common Stock Certificate

     5 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to the legality of the securities

     23.1 Consent of Elias, Matz, Tiernan & Herrick L.L.P.
          (contained in the opinion included as Exhibit 5)

     23.2 Consent of PricewaterhouseCoopers LLP

     24 Power of attorney for any subsequent amendment is located in the signature pages

     99   Zengine Amended and Restated 1999 Stock Option Plan (1)
_________________
(1)  Incorporated by reference to Zengine's Registration
Statement on Form S-1 (File No. 333-36312) filed with the
Commission on May 4, 2000, as amended.

Item 9.   Undertakings.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on November 30, 2001.

                                   MCSi, Inc.

                                   By:  /s/ Michael E. Peppel
                                        -----------------------
                                        Michael E. Peppel
                                        Chairman, President and
                                        Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Michael E. Peppel or Ira H. Stanley his true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

/s/ Michael E. Peppel                                  November 30, 2001
----------------------
Michael E. Peppel
Chairman, President and Chief Executive Officer
(principal executive officer)

/s/ Robert G. Hecht                                    November 30, 2001
----------------------
Robert G. Hecht
Director

/s/Richard L. Posen                                    November 30, 2001
----------------------
Richard L. Posen
Director

/s/ Harry F. Radcliffe                                 November 30, 2001
----------------------
Harry F. Radcliffe
Director

/s/ Ira H. Stanley                                     November 30, 2001
----------------------
Ira H. Stanley
Director, Vice President and Chief Financial Officer
(principal financial and accounting officer)